Exhibit 99.2

NEWS
For Immediate Release

Editorial Contact:

Joe Horine

614-726-4775

joe.horine@quest.com

QUEST SOFTWARE ENTERS THE VIRTUAL DESKTOP INFRASTRUCTURE MARKET

WITH ACQUISITION OF PROVISION NETWORKS

Broadens Quest’s Virtualization Offerings and Extends Capabilities To

End-to-End Application and Desktop Monitoring, Management and Availability

ALISO VIEJO, Ca. and RESTON, Va.—November 12, 2007 – Quest Software, Inc. (Nasdaq: QSFT) today announced the acquisition of the assets of Provision Networks Inc. (www.ProvisionNetworks.com), a privately held leader of enterprise-grade presentation and desktop virtualization solutions. The addition of Provision Networks’ award-winning virtual desktop infrastructure (VDI) and management offerings helps position Quest as one of leading providers of heterogeneous virtualization management solutions across both physical and virtual desktops, applications and servers. The companies’ combined products bring to market technical, customer and channel synergies, enabling Quest to extend its leadership in infrastructure management from the desktop to the datacenter.

“This acquisition marks an important step forward for Quest in both our virtualization offerings and our Windows desktop management capabilities,” said Vinny Smith, CEO of Quest Software. “As virtualization and desktop management are key components of our vision and product areas within our growth strategy, the addition of Provision Networks is an important step in positioning Quest to meet a broader and deeper set of customer needs during 2008 and beyond, and I am excited to add the Provision Networks team and solutions to the Quest family.”

Effective immediately, Paul Ghostine, co-founder and CEO of Provision Networks, will report directly to Smith and lead this newest addition to Quest.

“By bringing Provision Networks into the portfolio, Quest Software has begun to put together a host of choices for end-to-end virtualization management, from desktop to server,” said John Humphreys program vice president of Enterprise Virtualization for IDC. “Provision Networks’ desktop delivery, in conjunction with Quest’s management focus, can help customers achieve predictive monitoring, leading to higher availability of their virtual desktop infrastructures.”

Quest Software has long been a thought leader in database, applications and Windows infrastructure management solutions, as well as in virtual infrastructure management through a majority ownership position in Vizioncore and acquisition this year of Invirtus. Customers and partners worldwide are demanding cost-effective and innovative alternatives to complex existing technologies, with virtualization and the associated management increasingly becoming among the most requested solution areas.

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Quest Software Enters Desktop and Presentation Virtualization Markets with Acquisition of Provision Networks

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“With Quest’s global reach, we can leverage access to more than 50,000 customers worldwide, as well as the combined companies’ channel partner network that was broadened through the prior acquisition of ScriptLogic and investment in Vizioncore, to bring these innovative virtualization solutions to market and accelerate the adoption of these technologies,” said Ghostine.

About Quest Software, Inc.

Quest Software, Inc. delivers innovative products that help organizations get more performance and productivity from their applications, databases and Windows infrastructure. Through a deep expertise in IT operations and a continued focus on what works best, Quest helps more than 50,000 customers worldwide meet higher expectations for enterprise IT. Quest’s Windows Management solutions simplify, automate and secure Active Directory, Exchange and Windows, as well as integrate Unix, Linux and Java into the managed environment. Quest Software can be found in offices around the globe and at www.quest.com.

About Provision Networks

Provision Networks is a global provider of presentation and desktop virtualization solutions. Provision Networks solutions embrace and extend the Microsoft Terminal Services platform and Virtualization Infrastructure platforms from VMware, Virtual Iron, XenSource, SWSoft, and Microsoft, delivering resilient, scalable and dynamic on-demand desktop deployment and application delivery for enterprises worldwide.

Provision Networks produces and markets three product suites through a global network of value-added resellers:

•	Provision Networks Virtual Access Suite – Enterprise Edition

•	Provision Networks Virtual Access Suite – Desktop Services Edition

•	Provision Networks Virtual Access Suite – Standard Edition

With a world-class client list, comprised of some of the world’s largest commercial enterprises, and government organizations, Provision Networks is the most trusted name in presentation and desktop infrastructure virtualization. To learn more about Provision Networks and our enterprise access solutions, please visit us at www.ProvisionNetworks.com.

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Quest, Quest Software and the Quest logo are trademarks or registered trademarks of Quest Software in the United States and certain other countries. All other names mentioned herein may be trademarks of their respective owners.

Forward Looking Statements

This press release includes predictions, estimates and other information relating to our acquisition of the assets of Provision Networks, Inc. that might be considered forward-looking statements. These statements are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ from those anticipated as a result of various factors, including: risks that the proposed transaction or related integration activity may disrupt current plans, projects and operations; and our ability to recognize the benefits of the acquisition.

Other risks and uncertainties that may affect forward-looking statements include risks inherent in software businesses, which include but are not limited to: introducing quality products on a timely basis that satisfy customer requirements and achieve market acceptance; lengthy and variable sales cycles create difficulty in forecasting the timing of revenue; risks associated with significant foreign operations, including fluctuations in foreign currency exchange rates; aggressive competition in all of our markets, which creates pricing pressure;

Quest Software Acquires Provision Networks	Page 3

risks that our intellectual property rights may not be adequate to protect Quest’s business or that others may claim that Quest infringes upon their intellectual property rights; risks associated with the ability to retain existing personnel and recruit and retain qualified personnel; declines or delays in information technology spending; changes in the demand for our products and services; inability to maintain or expand relationships with channel partners, value added resellers and systems integrators; difficulty of improving our infrastructure in order to be able to continue to grow; and other risks described from time to time in Quest’s filings with the SEC. For a discussion of these and other related risks, please refer to our SEC filings, including our Annual Report on Form 10-K for the year ended December 31, 2005, which are available through the SEC’s EDGAR system at www.sec.gov or from Quest’s website at www.quest.com. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. We undertake no obligation to update forward-looking statements to reflect events or circumstances after the date thereof.

Web Links Referenced in this Release:

Quest Software, Inc. – www.quest.com

Provision Networks Inc. – www.ProvisionNetworks.com